Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:	Jessica VanPernis	David Shane
	TiVo Inc.	TiVo Inc.
	(408) 519-9220	(408) 519-9245
	jvanpernis@tivo.com	dshane@tivo.com

TIVO GRANTED EIGHT NEW DOMESTIC AND FOREIGN PATENTS

New Patents Demonstrate the Breadth of TiVo’s Patent Portfolio

and Company’s Commitment to Developing and Protecting its Intellectual Property

ALVISO, Calif. – March 1, 2005 – TiVo Inc., (NASDAQ: TIVO) the creator of and a leader in digital video recorder (DVR) technology and services, today announced that the United States Patent and Trademark Office (USPTO) recently issued TiVo new patents covering important aspects of DVR software and hardware design. TiVo also announced that it has obtained an exclusive license to an early DVR-related patent and has been granted Japanese and Chinese patents. Today’s announcement brings TiVo’s patent portfolio to 70 granted patents (domestic and foreign). In addition, TiVo has 106 domestic and foreign patent applications pending.

TiVo® brand products and services incorporate significant inventions that were described in patent applications filed by TiVo long before consumers benefited from them. “From the inception of TiVo, we have placed great emphasis on developing, licensing, and protecting our intellectual property, including our patents, copyrights, trademarks, and trade secrets,” said Jim Barton, co-founder and chief technology officer of TiVo. “As our patent portfolio continues to grow, it will continue to be a strategic asset for the Company.

Barton added, “We are pleased that TiVo continues to receive formal recognition both domestically and internationally for its invention of technologies that have made the TiVo service what it is today – the best, easiest-to-use digital video recording experience available.”

DOMESTIC PATENTS ISSUED

The USPTO recently issued patent number 6,850,691 entitled Automatic Playback Overshoot Correction System to TiVo. Among other things, the patent describes a system that compensates for a user’s reaction time when the user stops fast-forwarding or rewinding through program material.

The USPTO also issued patent number 6,847,778 entitled Multimedia Visual Progress Indication System to TiVo. This patent describes, among other things, methods for displaying a trick play bar to a user which visually indicates the amount of stored program material or the length of a recording session as well as the user’s current position within the stored program material.

Additionally, the USPTO issued patent number 6,792,195 entitled Method and Apparatus Implementing Random Access and Time-Based Functions on a Continuous Stream of Formatted Digital Data, which is a continuation of an earlier TiVo patent (U.S. Patent No. 6,327,418). This patent describes methods of controlling streaming media in a digital device, including the functions that enable DVRs to pause live TV as well as rewind, fast-forward, play, play faster, play slower, and play in reverse television signals cached by the DVR.

The USPTO also recently issued patent number 6,757,906 entitled Television Viewer Interface System to TiVo that describes several aspects of the intuitive TiVo user interface.

TiVo has also acquired the exclusive right to license and enforce U.S. patent number 5,241,428 entitled Variable-Delay Video Recorder known in the industry as the Goldwasser Patent. Filed in March 1991, the Goldwasser Patent is one of the earliest patents regarding digital video recorders of which TiVo is aware. This patent covers devices that permit the simultaneous recording and playback of video material with a variable time delay between recording and playback of a given video program segment.

FOREIGN PATENTS GRANTED

TiVo also obtained new foreign patents. The Japanese patent office granted to TiVo patent number 3615486 entitled Multimedia Time Warping System describing many of the key inventions associated with DVR software and hardware design. Key inventions claimed in the patent include methods for: the efficient and low-cost processing and synchronizing of various multimedia streams in a television signal; a storage format that easily supports advanced TrickPlay capabilities (i.e., pausing live TV, fast-forwarding, rewinding, instant replays, and slow motion); automatically determining the start and end times of a program; creating custom video sequences; and transferring programs to a VCR or DVD recorder.

The Chinese patent office also granted to TiVo patent number ZL 99804757.0 entitled Method and Apparatus Implementing Random Access and Time-Based Functions on a Continuous Stream of Formatted Digital Data, which corresponds to U.S. Patent No. 6,327,418, as well as patent number ZL 00805987.X entitled Data Storage Management and Scheduling System, which describes methods for scheduling and determining conflicts for the recording of programming.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO), a pioneer in home entertainment, created a brand new category of products with the development of the first digital video recorder (DVR). Today, TiVo continues to revolutionize the way consumers watch and access home entertainment by making TiVo DVR the focal point of the digital living room, a center for sharing and experiencing television, music, photos and other content. TiVo connects consumers to the digital entertainment they want, where and when they want it. TiVo is based in Alviso, California.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the enforceability and validity of TiVo’s patents, potential significance and value of certain enumerated patents, and the strength and breadth of TiVo’s technological foundation and intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These factors include technology changes, new developments in the Company’s product and service offerings, increased competition, changes in business strategy or development plans, future subscription growth, ability to attract and retain qualified personnel, compliance with existing and future governmental regulations, future litigation costs, financial results, and expectations for future profitability, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as amended, and the Quarterly Reports on Form 10-Q for the quarters ended April 30, 2004, July 31, 2004, and October 31, 2004. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo and the TiVo Logo are registered trademarks of TiVo Inc. in the United States and other jurisdictions. All rights reserved.